Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IonQ, Inc. 2021 Equity Incentive Plan, the IonQ, Inc. 2021 Employee Stock Purchase Plan and the IonQ, Inc. 2015 Equity Incentive Plan of our report dated March 29, 2021 (except for the effects of the reverse recapitalization discussed in Note 1, as to which the date is December 17, 2021), with respect to the financial statements of IonQ, Inc., included in the Current Report on Form 8-K as filed on December 17, 2021.

/s/ Ernst & Young LLP

Tysons, Virginia

December 17, 2021